UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 7, 2005

Date of Report (date of earliest event reported)

TRC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State of Other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Waterside Crossing, Windsor, Connecticut		06095
(Address of principal executive offices)		(Zip Code)

(860) 298-9692

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On July 7, 2005, TRC Companies, Inc. (the “Company”) announced that it will take a pre-tax charge in the fourth quarter of its 2005 fiscal year of approximately $0.9 million to cover costs of employee severance and facilities closures.  The charge reflects the Company’s decision to reduce and rebalance its workforce within its Transportation Group.  On June 23, 2005, senior executive officers of the Company authorized and committed to the cost reduction program.  As a result, affected employees were notified between June 23 – 30, 2005.  Substantially all of the affected employees were terminated by June 30, 2005.  The Company expects to record an additional $0.2 million of costs related to the program in fiscal 2006.

Of the total amount of the charge described above, approximately $0.5 million is for employee severance and retention payments, approximately $0.3 million is for facilities related expenses and approximately $0.1 million is for an asset impairment related to the closed facilities.  Except for the asset impairment, the Company expects that all charges will result in future cash expenditures.

A copy of the Company’s news release dated July 7, 2005 announcing the cost reduction program is set forth in Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

99.1               News release titled “TRC Reduces Costs by $4 Million Annually”, dated July 7, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 7, 2005	TRC Companies, Inc.

		By:	/s/ Harold C. Elston, Jr.
Harold C. Elston, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release, dated July 7, 2005, issued by TRC Companies, Inc. announcing cost reduction program.